CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 15 to the Registration Statement on Form N-6 (No. 333-207015) (the “Registration Statement”) of our report dated April 7, 2026, relating to the statutory financial statements of Equitable Financial Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 9, 2026, relating to the financial statements of each of the variable investment options of Separate Account FP indicated in our report. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 23, 2026